Global NuTech, Inc. Raises $2.9 Million in New Capital

Signs LOI to Acquire International Plant Services, L.L.C.

Huntington Beach, CA – November 16, 2011 - Global NuTech, Inc. (OTCBB.BOCL) announced today that it has raised $2.9 million in new capital pursuant to which the Company shall issue a new class of preferred shares to such investors. The investment was made in conjunction with Global NuTech’s execution of a Letter of Intent to acquire International Plant Services, L.L.C. (IPS), a company founded in 2003 that provides energy companies with technically skilled personnel in engineering, project management, construction crafts and other energy professionals to clients around the world.  A partial list of current and former clients of IPS includes members of the Fortune 500 throughout the world. The completion of the acquisition contemplated by the Letter of Intent is subject to customary due diligence and the execution of definitive agreements, which the parties believe may be completed on or before December 31, 2011.

John Magner, President and CFO of Global NuTech, stated: “We believe this is an exceptional opportunity to add value for the shareholders of Global NuTech by acquiring IPS and we are grateful for the investment by our new investors. We are looking forward to the successful completion of due diligence so the company may complete the acquisition of IPS as set out in the LOI.”

Craig Crawford, President of IPS, added: “We believe that becoming part of Global NuTech will allow us to more effectively manage the growth of IPS and our 2012 international expansion strategy.  We are looking forward to the successful completion of due diligence and audits so we can complete this transaction, as proposed, by year end.  Our current IPS equity-holders and a new investor have shown their faith in the wisdom of this transaction by making an investment in Global NuTech Preferred Stock now.”

About Global NuTech, Inc.

Global NuTech, Inc. (OTCBB.BOCL) provides marketing and distribution for a variety of commercial and consumer products, including the Green Rhino line of cleaning products. Additionally, our wholly owned subsidiary, NuTec Energy Corporation, is engaged in operations to maximize oil production in marginal wells as wells as drilling shallow wells in known production areas with a low risk of a dry well.

About International Plant Services

International Plant Services, L.L.C. (IPS) was founded in 2003 to provide construction services and skilled industrial trades personnel to the energy sector in the United States and other countries.  Located in the greater Houston area, the heart of the Oil & Gas Industry, International Plant Services provides engineering/technical assistance and skilled craft support to its industrial clients in North America and is currently expanding throughout the world. When technically skilled personnel are needed for capital or maintenance work, construction, commissioning and start-up, turnaround, maintenance or engineering support, IPS makes energy related projects happen on time and on budget.

IPS is a critical component of an international group of allied companies, including MBC Human Resources Development (MBC - Philippines) and Industrial Maintenance International (IMI – Tunisia).  These companies, with offices or sales representatives in over twenty countries throughout the world, provide Global Engineering, Construction and Technical Services for client projects in Africa, the Middle-East, North America and Asia. IPS works in conjunction with these companies to provide US-based energy professionals to clients around the world. IPS assists its clients in timely provision of highly qualified technicians and engineers for oil & gas and construction projects for the United States energy sector. Services provided include engineering, project management, construction crafts, planners, schedulers, supervisors and other areas as required by its customers.

Precautionary and Forward-Looking Statements

This release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. "Forward looking statements" describe future expectations, plans, results, or strategies and are generally preceded by words such as "may," "future," "plan" or "planned," "will" or "should," 'expected," "anticipates," "draft," "eventually" or "projected."  You are cautioned that such statements are subject to a multitude or risks and uncertainties that could cause future circumstances, events, or results to differ materially from those projected in the forward-looking statements, including the risks that actual results may differ materially from those projected in the forward-looking statements as a result of various factors, and other risks identified in a Global NuTech’s disclosures or filings with the SEC.  You are further cautioned that penny stocks, like Global NuTech, are inherently volatile and risky and that no investor should buy this stock unless they can afford the loss of their entire investment.

Contact:	John Magner, Global NuTech, Inc. (714) 373-1930
Craig Crawford, International Plant Services, L.L.C. (281) 867-8400